CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,	July 2,
ASSETS	2012	2011	2011

Current assets:
Cash and equivalents	$14,334,000	$22,509,000	$8,706,000
Marketable securities	7,019,000	4,008,000	15,613,000
Certificate of deposits - restricted	3,000,000	3,000,000	3,000,000
Receivables, net	2,359,000	3,403,000	2,426,000
Income tax receivable	267,000	162,000	50,000
Inventories, net	22,267,000	22,075,000	18,350,000
Prepaid expenses and other current assets	2,516,000	1,572,000	4,787,000
Total current assets	51,762,000	56,729,000	52,932,000

Equipment and leasehold improvements, net	20,166,000	18,937,000	21,716,000
Intangible assets, net	102,000	102,000	102,000
Other assets	9,040,000	8,877,000	8,176,000

Total assets	$81,070,000	$84,645,000	$82,926,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,957,000	$9,565,000	$6,465,000
Note payable	-	-	1,455,000
Accrued compensation	2,560,000	2,579,000	2,414,000
Accrued liabilities	9,338,000	10,217,000	9,062,000
Total current liabilities	19,855,000	22,361,000	19,396,000

Other liabilities	10,387,000	11,487,000	12,922,000

Commitments and contingencies

STOCKHOLDERS' EQUITY

Common stock	166,000	165,000	165,000
Additional paid-in capital	48,626,000	48,419,000	48,284,000
Retained earnings	41,831,000	42,008,000	41,954,000
Treasury stock, at cost	(39,795,000)	(39,795,000)	(39,795,000)
Total stockholders' equity	50,828,000	50,797,000	50,608,000

Total liabilities and stockholders' equity	$81,070,000	$84,645,000	$82,926,000

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	26 Weeks Ended	26 Weeks Ended
	June 30,	July 2,
	2012	2011

Net sales	$117,628,000	$112,365,000

Cost of sales, including buying and occupancy	69,048,000	62,930,000

Gross profit	48,580,000	49,435,000

Expenses
Store operating expenses	39,459,000	37,533,000
General and administrative expenses	9,467,000	9,003,000
Total expenses	48,926,000	46,536,000

Operating income (loss)	(346,000)	2,899,000

Other income (expense):
Interest expense	-	(31,000)
Interest income	42,000	44,000

Income (loss) before income taxes	(304,000)	2,912,000

Income tax provision (benefit)	(127,000)	885,000

Net income (loss)	$(177,000)	$2,027,000

Basic earnings (loss) per share	$(0.01)	$0.16

Diluted earnings (loss) per share	$(0.01)	$0.16

Basic weighted average shares outstanding	12,877,000	12,822,000

Diluted weighted average shares outstanding	12,877,000	12,861,000

CACHE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks Ended	13 Weeks Ended
	June 30,	July 2,
	2012	2011

Net sales	$61,633,000	$60,266,000

Cost of sales, including buying and occupancy	35,250,000	32,752,000

Gross profit	26,383,000	27,514,000

Expenses
Store operating expenses	20,117,000	19,396,000
General and administrative expenses	4,589,000	3,959,000
Total expenses	24,706,000	23,355,000

Operating income	1,677,000	4,159,000

Other income (expense):
Interest expense	-	(13,000)
Interest income	24,000	23,000

Income before income taxes	1,701,000	4,169,000

Income tax benefit	670,000	1,370,000

Net income	$1,031,000	$2,799,000

Basic earnings per share	$0.08	$0.22

Diluted earnings per share	$0.08	$0.22

Basic weighted average shares outstanding	12,880,000	12,827,000

Diluted weighted average shares outstanding	12,928,000	12,873,000